Exhibit 99.1

HUDSON TECHNOLOGIES ANNOUNCES APPOINTMENT OF BRIAN J. BERTAUX AS CHIEF FINANCIAL OFFICER

Woodcliff Lake, NJ – July 30, 2024– Hudson Technologies, Inc. (NASDAQ: HDSN) a leading provider of innovative and sustainable refrigerant products and services to the Heating, Ventilation, Air Conditioning, and Refrigeration industry – and one of the nation’s largest refrigerant reclaimers – today announced the appointment of Brian J. Bertaux to the role of Chief Financial Officer, effective immediately. Mr. Bertaux replaces Nat Krishnamurti who is leaving the Company to pursue other endeavors.

Brian Bertaux is a seasoned finance executive and previously spent 20 years at Trex, an NYSE-traded company that is the world’s largest manufacturer of high performance, low maintenance composite decking and railing. During Mr. Bertaux’s tenure at Trex, the company grew annual revenue from $100 million to $900 million, and achieved a market cap of $10 billion. At Trex he served in roles of increasing responsibility, eventually serving as interim President, Trex Commercial Products. Earlier in his time at Trex, he served as Senior Director, Finance and Strategy with oversight of the finance, accounting and IT functions. More recently, Mr. Bertaux served as Vice President, Finance for vonDrehle Corporation, a provider of premium paper products, which was acquired by Marcal Paper in December 2022. He joins Hudson from Brown Haven Homes, a designer and builder of custom homes in the southeast, where he served as Chief Financial Officer. Brian earned a B.S., Finance and Accounting from Frostburg State University and an MBA from the University of Maryland. He is a Certified Public Accountant (CPA) and a Certified Treasury Professional (CTP).

Brian F. Coleman, President and Chief Executive Officer of Hudson commented, “We are pleased to welcome Brian to Hudson Technologies and believe that with his extensive experience and proven success as a senior level financial executive at both public and private entities, he brings a skillset and expertise ideally suited to his new role at our Company. I look forward to working closely with Brian as we focus on expanding Hudson’s leadership role in the cooling and reclamation industry and driving shareholder value.

“I would also like to thank Nat Krishnamurti for his many years of service; we wish him well as he pursues new opportunities.”

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under its existing credit facility, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2023 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@imsinvestorrelations.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com